EXHIBIT 5.2

May 10, 2017

Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Re:    Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-188863)

Ladies and Gentlemen:
We have acted as counsel to Calpine Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, as originally filed with the Commission on May 24, 2013, registered 13,000,000 shares of the Company’s common stock, par value $0.001 per share, reserved for issuance pursuant to the Company’s 2008 Equity Incentive Compensation Plan (the “2008 Equity Incentive Plan”).
On May 10, 2017 (the “Approval Date”), shareholders of the Company approved the Company’s 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”). The number of shares of the Company’s common stock for which awards may be granted under the 2017 Equity Incentive Plan shall be (i) 23,000,000 shares of common stock and (ii) approximately 387,615 shares of common stock representing shares approved by the Company’s shareholders for issuance under the 2008 Equity Incentive Plan, but which have not been awarded under the 2008 Equity Incentive Plan (or which have been awarded, but will not be issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares or otherwise) and which are no longer available for issuance under the 2008 Equity Incentive Plan for any reason (including, without limitation, termination of the 2008 Equity Incentive Plan), which became available for issuance under the 2017 Equity Incentive Plan (the “Carryover Shares”) as of the Approval Date.
The Amendment reflects that the Carryover Shares are available for issuance under the Company’s 2017 Equity Incentive Plan.
We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic

May 10, 2017

original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the above-referenced Carryover Shares reserved for issuance under the 2017 Equity Incentive Plan have been duly authorized by the Company, and when issued as provided under the 2017 Equity Incentive Plan, will be validly issued, fully paid and non-assessable shares of common stock of the Company.
We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware.
The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this letter as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ White & Case LLP

CJD:IY